EXHIBIT 99.3

dressbarn                                                               maurices

                                  NEWS RELEASE
                             DRESS BARN WINS APPEAL
                      -- $32 Million Judgment Overturned --



SUFFERN, NY - MAY 31, 2005 - The Dress Barn, Inc. (NASDAQ - DBRN) announced today that the Supreme Court of Connecticut reversed the 2003 judgment against the Company in the amount of $32 million on an alleged breach of contract arising out of a failed negotiation for an acquisition. The Court directed that a final judgment be entered in favor of Dress Barn.

David R. Jaffe, President and Chief Executive Officer of The Dress Barn, Inc. commented: "We have always believed that this lawsuit was without merit, and we are gratified that the highest court in the State of Connecticut has reversed the judgment."

The Company will host a conference call, tomorrow, Wednesday, June 1, 2005, at 4:30 p.m. Eastern Time to review its third fiscal quarter financial results. The conference call will be webcast by Thomson/CCBN and can be accessed at The Dress Barn, Inc.'s website at www.dressbarn.com. The dial-in number is (617) 614-2705 and the passcode is 58276380. A replay of the call will be available until June 30, 2005 by dialing (617) 801-6888 the passcode is 96916932.


ABOUT THE DRESS BARN, INC. The Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through the dressbarn and maurices brands. As of April 30, 2005, the Company operated 788 dressbarn stores in 45 states and 476 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.



CONTACT:
Armand Correia
Senior Vice President & CFO
(845) 369-4600